SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party Other than the Registrant ☐

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☐ Preliminary Proxy Statement

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☐ Definitive Proxy Statement

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☐ Soliciting Material Under Section 240.14a-2.

Twin Disc, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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TWIN DISC, INCORPORATED

222 East Erie Street, Suite 400, Milwaukee, Wisconsin 53202

AMENDMENT TO THE PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

Explanatory Note

This Amendment (“Amendment”) amends the definitive proxy statement filed on September 13, 2024 (the “Proxy Statement”) of Twin Disc, Incorporated (“Twin Disc”) in connection with its Annual Meeting of Shareholders to be held on October 31, 2024 at 2:00 p.m. Central Time (the “Annual Meeting”). This Amendment modifies certain disclosures in the Proxy Statement related to the effect of abstentions on certain proposals set forth in the Proxy Statement and clarifies that an abstention will have no effect on the outcome of Proposals 2, 3, and 4. This Amendment should be read in conjunction with the Proxy Statement. Except as specifically amended herein, all information in the Proxy Statement remains unchanged.

Amendment to the Proxy Statement

The text under the caption “Votes Required for Proposals and How Votes Will be Counted” is hereby revised in its entirety to read as follows:

VOTES REQUIRED FOR PROPOSALS AND HOW VOTES WILL BE COUNTED

With respect to the election of Directors (Proposal No. 1), votes may be cast in favor or withheld. Votes that are withheld will have no legal effect and will not be counted as votes cast in the election of Directors. Assuming a quorum is present, Directors shall be elected by a plurality of votes cast by the shares entitled to vote at the Annual Meeting (i.e., the individuals with the largest number of votes cast in favor of their election will be elected as Directors, up to the maximum number of Directors to be chosen in the election). In the event two (2) or more persons tie for the last vacancy to be filled, a run-off vote shall be taken from among the candidates receiving the tie vote. Broker non-votes, as defined below, will be counted for purposes of determining a quorum, but will not be counted as votes cast in the election of Directors.

With respect to the advisory vote on the compensation of the Corporation’s Named Executive Officers (Proposal No. 2), votes may be cast “For” or “Against,” or a shareholder may abstain from casting a vote. Votes “For” must exceed votes “Against” in order for the resolution on compensation of the Named Executive Officers to be considered approved by the shareholders. Abstentions and broker non-votes, as defined below, will not be counted as votes cast in connection with this proposal, and will have no effect on the outcome of the approval of this proposal. This vote is not binding on the Corporation. The Compensation and Human Capital Committee of the Board of Directors will take the results of the vote into consideration in addressing future compensation policies and practices.

With respect to approval of the Twin Disc, Incorporated Amended and Restated 2021 Omnibus Incentive Plan (“the Plan”) (Proposal No. 3), votes may be cast “For” or “Against,” or a shareholder may abstain from casting a vote. The affirmative vote of a majority of votes cast at the annual meeting (assuming a quorum is present) shall be required for the approval of the Plan. Abstentions and broker non-votes, as defined below, will not be counted as votes cast in connection with this proposal, and will have no effect on the outcome of the approval of the Plan.

With respect to the ratification of the appointment of independent auditors (Proposal No. 4), votes may be cast “For” or “Against,” or a shareholder may abstain from casting a vote. Abstentions will not be counted as votes cast in connection with this proposal, and will have no effect on the outcome of the approval of this proposal. The appointment will be ratified if a majority of the shares present and entitled to vote on the matter are voted “For” ratification. If the appointment of the independent auditors is not ratified, the Audit Committee will reconsider such appointment.

Abstentions may be specified on all proposals submitted to shareholders, other than for the election of Directors. In accordance with Wisconsin law and the Corporation’s Restated Bylaws, abstentions will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will not be counted as votes cast with respect to any of the proposals.

Brokers who hold shares in street name for customers are not permitted to vote on certain matters without specific instructions from the beneficial owners of the shares. A “broker non-vote” occurs on an item submitted for shareholder approval when the broker does not have the authority to vote on the item in the absence of instructions from the beneficial owner and the broker does not in fact receive such instructions. A broker non-vote is treated as “present” for purposes of determining a quorum, has the effect of a vote against a particular proposal when a majority of the issued and outstanding shares is required for approval of the proposal, and has no effect when a majority of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval.

Brokers and other nominees may vote on the ratification of the appointment of RSM US LLP as our independent auditors for the fiscal year ending June 30, 2025 (Proposal No. 4) without specific instructions from beneficial owners. Therefore, no broker non-votes are expected to exist in connection with this proposal. However, brokers or other nominees may not vote on the election of Directors (Proposal No. 1), the advisory vote on Named Executive Officer compensation (Proposal No. 2) or the approval of the Twin Disc, Incorporated Amended and Restated 2021 Omnibus Incentive Plan (Proposal No. 3), without specific instructions from the beneficial owners of the shares. Therefore, an undetermined number of broker non-votes may occur on Proposals No. 1, 2 and 3.